Exhibit 99.1

Rockwood Reports Fourth Quarter and Full Year 2013 Results

Quarter Highlights

•                  Achieved robust quarterly results from  Lithium applications (excluding potash) and Surface Treatment

•                  Adjusted earnings per share from continuing operations - $0.53 per share versus $0.44 per share

•                  Adjusted EBITDA from continuing operations - $78 million versus $81 million

•                  Completed the sale of the Clay-based Additives business for a gross purchase price of $635 million, resulting in a gain of $506.3 million (net of tax)

•                  Entered into an agreement with Chengdu Tianqi Industry Group which will give Rockwood a 49% ownership interest in Talison Lithium

•                  Announced a new share repurchase program expected to repurchase common stock up to $500 million over two years

Princeton, New Jersey; March 3, 2014 — Rockwood Holdings, Inc. (NYSE: ROC) today posted as reported net income from continuing operations of $14.8 million, or $0.20 per share for the fourth quarter of 2013, which included other net charges of $24.7 million, as compared to $28.3 million, or $0.35 per share for the same period in the prior year, which included other net charges of $7.3 million.

Excluding these other net charges, adjusted net income from continuing operations was $39.5 million, or $0.53 per share, in the fourth quarter of 2013 compared to $35.6 million, or $0.44 per share, for the same period in the prior year. Quarter on quarter performance was up from improved results in Surface Treatment and Lithium applications, coupled with lower interest expense. Additionally, earnings per share benefited from fewer common shares outstanding due to share repurchases in 2013.

For the year ended December 31, 2013, as reported net income from continuing operations was $55.4 million, or $0.72 per share, which included other net charges of $67.4 million, primarily related to foreign exchange losses on financing activities, as compared to $232.9 million, or $2.91 per share for the prior year, which included other net benefits of $93.6 million, primarily related to the reversal of a valuation allowance on net deferred tax assets.

Excluding these other net charges and benefits, adjusted net income from continuing operations was $122.8 million, or $1.59 per share, in year ended December 31, 2013, versus $139.3 million, or $1.74 per share, for the same period in the prior year. Year on Year performance was down from higher SG&A costs, primarily for increased variable compensation costs, and higher interest expense due to the issuance in September 2012 of the $1.25 billion notes due in 2020. This was partially offset by improved results of Surface Treatment and Lithium, and the benefit from fewer common shares outstanding.

Table 1: Fourth Quarter and Full Year Financial Highlights

Continuing Operations*

			% Change				% Change
				Constant				Constant
($ in millions; except per share amounts)	Q4 2013	Q4 2012	Total	Currency	FY 2013	FY 2012	Total	Currency
Net sales	$347.0	$322.0	7.8%	7.3%	$1,377.8	$1,323.8	4.1%	4.0%
Adjusted EBITDA	78.2	80.7	(3.1)%	(4.3)%	323.3	321.1	0.7%	(0.3)%
Net income	14.8	28.3	(47.7)%		55.4	232.9	(76.2)%
Diluted EPS	0.20	0.35	(42.9)%		0.72	2.91	(75.3)%
Net income - as adjusted	39.5	35.6	11.0%		122.8	139.3	(11.8)%
Diluted EPS - as adjusted	0.53	0.44	20.5%		1.59	1.74	(8.6)%
Cash flow provided by operating activities	29.0	55.9	(48.1)%		120.8	149.0	(18.9)%
Capital expenditures, net	43.6	31.9	36.5%		172.3	140.8	22.3%

* The Advanced Ceramics business, Clay-based Additives business, and the Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry businesses (“TiO2 Pigments and Other Businesses”) all met the criteria for being reported as discontinued operations. The results of these businesses have been accounted for as discontinued operations in the consolidated financial statements for all periods presented.

Seifi Ghasemi, Chairman and Chief Executive Officer, commented, “For the fourth quarter, Lithium applications and Surface Treatment delivered outstanding performance with both solid top-line growth of about 6% and 15% and Adjusted EBITDA margins of 39% and 23%, respectively. This contributed to a record year in terms of sales and Adjusted EBITDA for those businesses.

Mr. Ghasemi continued, “2013 represented a landmark year for Rockwood. In addition to our strong financial performance, we embarked on and successfully executed a significant and strategic transformation of Rockwood to deliver shareholder value and position Rockwood’s future growth with a focused and strengthened long-term business platform. This entailed the sale of seven non-core businesses for an approximate $3.9 billion in enterprise value and an agreement to acquire a 49% interest in a leading global spodumene producer, Talison Lithium, through a joint venture with Tianqi, a leading lithium company in China.”

Business Segment Review

Continuing operations for the fourth quarter and full year net sales and Adjusted EBITDA, as compared with the same period a year ago, are summarized below:

Table 2: Net Sales

			% Change				% Change
				Constant				Constant
($ in millions)	Q4 2013	Q4 2012	Total	Currency (a)	FY 2013	FY 2012	Total	Currency (a)
Lithium	$114.9	$119.1	(3.5)%	(4.0)%	$479.4	$474.4	1.1%	1.2%
Surface Treatment	200.9	175.5	14.5%	14.8%	770.2	723.2	6.5%	6.7%
Corporate and other(b)	31.2	27.4	13.9%	8.8%	128.2	126.2	1.6%	(1.4)%
Net sales	$347.0	$322.0	7.8%	7.3%	$1,377.8	$1,323.8	4.1%	4.0%

Table 3: Adjusted EBITDA

			% Change				% Change
				Constant				Constant
($ in millions)	Q4 2013	Q4 2012	Total	Currency (a)	FY 2013	FY 2012	Total	Currency (a)
Lithium	$42.8	$44.0	(2.7)%	(4.8)%	$181.8	$181.9	(0.1)%	(1.5)%
Surface Treatment	46.4	38.6	20.2%	19.9%	174.3	155.2	12.3%	12.1%
Corporate and other(b)	(11.0)	(1.9)	(478.9)%	(478.9)%	(32.8)	(16.0)	(105.0)%	(106.3)%
Adjusted EBITDA	$78.2	$80.7	(3.1)%	(4.3)%	$323.3	$321.1	0.7%	(0.3)%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the quarter and year ended December 31, 2013 and 2012, the average rate of exchange of the Euro to the U.S. dollar is $1.36 and $1.30, respectively, and $1.33 and $1.29, respectively.  For further details, see Appendix Table A-8.

(b) Corporate and other includes the results of the metal sulfides business and the wafer reclaim business, as well as the costs of operating the Company’s corporate offices.

Fourth Quarter Segment Drivers

Lithium: Net sales and Adjusted EBITDA decreased 3.5% and 2.7%, respectively.

•                  Net sales decreased primarily from lower potash sales, which decreased by 68%, partially offset by higher volumes of lithium chloride and lithium hydroxide.

•                  Adjusted EBITDA decreased from lower potash sales. This was partially offset by higher volumes of lithium chloride and lithium hydroxide,  a favorable product mix, lower raw material and energy costs, as well as lower selling, general and administrative costs.

Surface Treatment: Net sales and Adjusted EBITDA increased 14.5% and 20.2%, respectively.

•                  Net sales increased primarily due to increased volumes in most markets, particularly driven by higher automotive OEM, general industry and aerospace applications, coupled with the acquisition of the remaining 50% interest in a previously unconsolidated joint venture in India as well as higher selling prices.

•                  Adjusted EBITDA increased primarily from higher net sales, partially offset by higher production and selling, general and administrative costs.

Outlook

Commenting on the outlook, Mr. Ghasemi said, “With the combination of Surface Treatment’s solid organic growth prospects from nearly all of its end markets and accretion from recent acquisitions, Surface Treatment should grow in 2014 at solid high single digit growth with target Adjusted EBITDA margins of 22% to 23%. For the Lithium segment, given strong demand growth for lithium carbonate and hydroxide products, and the anticipated close of the Talison acquisition, we expect year-on-year results to more than offset the continued weak potash market environment and product mix shift from organometallics. Lithium applications should continue to show healthy Adjusted EBITDA margins within the range of 36% — 38%.”

Mr. Ghasemi added, “Our objective is to deliver continued long-term shareholder value as a leading global specialty chemical company. With current cash on hand of approximately $1.5 billion, and an additional $1.0 billion with the expected close of the sale of the titanium dioxide pigments and four other non-core businesses to Huntsman, we remain keenly focused on optimal and timely capital allocation of these proceeds.”

Conference Call and Webcast

On Monday, March 3, 2014 at 10:00 am Eastern Time, Rockwood Holdings plans to host its conference call and webcast to discuss these results.

To access this conference call, the dial-in number in the U.S. is (800) 230-1059, and the international dial-in number is (612) 234-9959. No access code is needed for either call. A listen-only, live webcast of the conference call will also be available at www.rocksp.com.

Materials for the call, including the earnings release and presentation, will be available for download on the company’s website on the morning of the call. For persons unable to listen to the live conference call or webcast, a webcast replay of the call will be available on Rockwood’s website.

Contact:	Nahla A. Azmy
nazmy@rocksp.com
Phone: 609-524-1109

* * *

Rockwood Holdings, Inc. based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value-added specialty chemicals, with a market capitalization of approximately $5 billion. It is a leading integrated and low cost global producer of lithium and lithium compounds that has been an enabler of the significant global growth of mobile devices by providing adequate lithium supply used in lithium-ion batteries for electronics and alternative transportation. The company is also the second largest global producer of products and services for metal processing, servicing the luxury European automotive, general industry and aerospace industry.

With approximately 3,500 employees in 17 countries and over 50,000 customers, Rockwood’s materials result in end-use products for nearly every industry and generated annual net sales of approximately $1.4 billion in 2013 (after adjustment for discontinued operations).

For more information on Rockwood, please visit www.rocksp.com.

* * *

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, net sales including sales from discontinued operations, free cash flow, net income/diluted earnings per share excluding certain items and net income/diluted earnings per share from continuing operations excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s former senior secured credit agreement and indenture governing the 4.625% Senior Notes due 2020 as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to as “Consolidated EBITDA,” is defined in the former senior secured credit agreement as consolidated earnings (which, as defined in the former senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the former senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to Rockwood Holdings, Inc. shareholders to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts).

Net sales including sales from discontinued operations is not intended to be an alternative for net sales. Management believes that net sales including sales from discontinued operations is meaningful to investors because it provides a view of the Company with respect to its operating results.

Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow (including continuing and discontinued operations) is defined as net cash from operating activities, less capital expenditures, net of proceeds from government grants received, and other items (including, among others, the cash impact of adjustments made to Adjusted EBITDA under our former senior secured credit agreement Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity. However, a limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may provide investors a comparable view of our performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities of continuing operations, with free cash flow within its earnings release and by providing a reconciliation that shows and describes the adjustments made. A reconciliation of net cash provided by operating activities to free cash flow is provided in the accompanying tables.

Neither net income and diluted earnings per share excluding certain items nor net income and diluted earnings per share from continuing operations excluding certain items is intended to be an alternative for net income or diluted earnings per share. Management believes that net income and diluted earnings per share excluding certain items and net income and diluted earnings per share from continuing operations excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results.

Reconciliations of these non-GAAP financial measures are included herein. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

* * *

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements.  Words such as “may,” “will,” “should,” “could,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “predicts” and “outlook” and similar words and expressions are intended to identify forward-looking statements. Examples of our forward-looking statements include, among others, statements relating to our outlook, our future operating results on a segment basis, growth prospects, our future Adjusted EBITDA and free cash flows, our share repurchase plans, our use of cash and our strategic initiatives.  Although they reflect Rockwood’s current expectations, they involve a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied, and not guarantees of future performance. These risks, uncertainties and other factors include, without limitation, Rockwood’s business strategy; our ability to complete our previously previous announced divestiture; our uses of the cash and cash equivalents from the completed or expected to be completed divestitures; the prospects of and our outlook for our businesses; changes in general economic conditions in Europe and North America and in other locations in which Rockwood currently does business; competitive pricing or product development activities affecting demand for Rockwood’s products; technological changes affecting production of Rockwood’s materials; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; governmental and environmental regulations and changes in those regulations; fluctuations in energy prices; changes in the end-use markets in which Rockwood’s products are sold; hazards associated with chemicals manufacturing; Rockwood’s ability to access capital markets; Rockwood’s high level of indebtedness; risks associated with negotiating, consummating and integrating acquisitions; risks associated with competition and the introduction of new competing products, especially from the Asia-Pacific region; risks associated with international sales and operations; risks associated with information security and the risks, uncertainties and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rockwood’s periodic reports filed with or furnished to the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

* * *

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$347.0	$322.0	$1,377.8	$1,323.8
Cost of products sold	192.3	181.2	759.8	737.1
Gross profit	154.7	140.8	618.0	586.7

Selling, general and administrative expenses	106.2	80.0	401.8	356.2
Gain on previously held equity interest (a)	—	—	(16.0)	—
Restructuring and other severance costs	4.3	17.4	17.5	35.3
Asset write-downs and other	0.1	0.1	4.1	0.3
Operating income	44.1	43.3	210.6	194.9

Other expenses, net:
Interest expense, net	(14.4)	(23.3)	(82.3)	(64.5)
Loss on early extinguishment/modification of debt	—	(2.3)	(15.5)	(12.0)
Foreign exchange loss on financing activities, net	(25.4)	(2.4)	(67.1)	(10.3)
Other, net	(0.3)	0.2	(0.3)	—
Other expenses, net	(40.1)	(27.8)	(165.2)	(86.8)

Income from continuing operations before taxes	4.0	15.5	45.4	108.1
Income tax benefit	(10.8)	(12.8)	(10.0)	(124.8)
Income from continuing operations	14.8	28.3	55.4	232.9
(Loss) income from discontinued operations, net of tax (b)	(19.9)	(14.7)	(65.0)	161.0
Gain on sale of discontinued operations, net of tax (c)	506.7	—	1,670.5	—
Net income	501.6	13.6	1,660.9	393.9
Net (income) loss attributable to noncontrolling interest - discontinued operations	(1.8)	7.4	(1.0)	(14.7)
Net income attributable to Rockwood Holdings, Inc. shareholders	$499.8	$21.0	$1,659.9	$379.2

Amounts attributable to Rockwood Holdings, Inc.:
Income from continuing operations	$14.8	$28.3	$55.4	$232.9
Income from discontinued operations	485.0	(7.3)	1,604.5	146.3
Net income	$499.8	$21.0	$1,659.9	$379.2

Basic earnings per share attributable to Rockwood Holdings, Inc. shareholders:
Earnings from continuing operations	$0.20	$0.36	$0.73	$3.00
Earnings from discontinued operations	6.62	(0.09)	21.17	1.88
Basic earnings per share	$6.82	$0.27	$21.90	$4.88

Diluted earnings per share attributable to Rockwood Holdings, Inc. shareholders:
Earnings from continuing operations	$0.20	$0.35	$0.72	$2.91
Earnings from discontinued operations	6.49	(0.09)	20.73	1.83
Diluted earnings per share	$6.69	$0.26	$21.45	$4.74

Dividends declared per share of common stock	$0.45	$0.35	$1.70	$1.05

Weighted average number of basic shares outstanding	73,319	78,032	75,781	77,665
Weighted average number of diluted shares outstanding	74,758	80,073	77,390	79,943

(a) Represents the revaluation of the Company’s equity interest to fair value from the acquisition of the remaining 50% interest in a Surface Treatment joint venture.

(b) Includes the expected loss on the sale of the TiO2 Pigments and Other Businesses.

(c) Relates to the sale of the Advanced Ceramics and Clay-based Additives businesses.

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,522.8	$1,266.1
Accounts receivable, net	228.1	205.5
Inventories	228.2	212.7
Deferred income taxes	45.4	7.5
Prepaid expenses and other current assets	90.1	47.9
Assets of discontinued operations	1,549.1	2,583.2
Total current assets	3,663.7	4,322.9
Property, plant and equipment, net	842.8	719.6
Goodwill	659.6	610.5
Other intangible assets, net	127.9	123.4
Deferred financing costs, net	17.9	33.2
Deferred income taxes	156.5	157.4
Other assets	63.9	46.6
Total assets	$5,532.3	$6,013.6
LIABILITIES
Current liabilities:
Accounts payable	$92.2	$73.2
Income taxes payable	13.5	23.7
Accrued compensation	70.0	57.4
Accrued expenses and other current liabilities	89.0	87.2
Deferred income taxes	2.3	3.9
Long-term debt, current portion	10.3	38.4
Liabilities of discontinued operations	486.5	1,258.0
Total current liabilities	763.8	1,541.8
Long-term debt	1,285.1	2,181.4
Pension and related liabilities	268.9	276.1
Deferred income taxes	38.4	30.4
Other liabilities	102.7	95.7
Total liabilities	2,458.9	4,125.4
Restricted stock units	24.2	12.5
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 80,219 shares issued and 73,892 shares outstanding at December 31, 2013; 400,000 shares authorized, 78,560 shares issued and 78,466 shares outstanding at December 31, 2012)	0.8	0.8
Paid-in capital	1,269.8	1,243.1
Accumulated other comprehensive income (loss)	103.7	(12.6)
Retained earnings	1,923.1	392.7
Treasury stock, at cost (6,327 shares and 94 shares, respectively)	(401.3)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	2,896.1	1,622.6
Noncontrolling interest	153.1	253.1
Total equity	3,049.2	1,875.7
Total liabilities and equity	$5,532.3	$6,013.6

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year ended
	December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,660.9	$393.9
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations, net of tax	65.0	(161.0)
Gain on sale of discontinued operations, net of tax	(1,670.5)	—
Depreciation and amortization	93.5	89.3
Deferred financing costs amortization	4.4	4.0
Loss on early extinguishment/modification of debt	15.5	12.0
Gain on previously held equity interest	(16.0)	—
Foreign exchange loss on financing activities, net	67.1	10.3
Bad debt provision	0.8	0.7
Stock-based compensation	12.7	11.4
Deferred income taxes	(54.4)	(157.3)
Asset write-downs and other	4.1	24.5
Excess tax benefits from stock-based payment arrangements	(17.0)	(3.7)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(18.4)	(13.8)
Inventories	(11.8)	(13.2)
Prepaid expenses and other assets	(10.6)	(27.6)
Accounts payable	8.8	(1.6)
Income taxes payable	(20.3)	(9.2)
Accrued expenses and other liabilities	7.0	(9.7)
Net cash provided by operating activities of continuing operations	120.8	149.0
Net cash provided by operating activities of discontinued operations	239.5	300.1
Net cash provided by operating activities	360.3	449.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net (a)	(172.3)	(140.8)
Acquisitions	(34.3)	0.2
Proceeds on sale of assets	2.6	0.5
Net cash used in investing activities of continuing operations	(204.0)	(140.1)
Net cash provided by (used in) investing activities of discontinued operations, including net sale proceeds from Advanced Ceramics and Clay-based Additives	2,214.5	(218.7)
Net cash provided by (used in) investing activities	2,010.5	(358.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	24.5	8.9
Excess tax benefits from stock-based payment arrangements	17.0	3.7
Payments of long-term debt	(1,131.0)	(807.8)
Proceeds from long term debt	204.6	1,606.2
Purchase of noncontrolling interest	(130.3)	—
Deferred financing costs	—	(29.3)
Fees related to early extinguishment/modification of debt	(5.2)	(6.8)
Dividend distributions to shareholders	(127.6)	(81.8)
Share repurchases	(399.9)	—
Net cash (used in) provided by financing activities of continuing operations	(1,547.9)	693.1
Net cash (used in) provided by financing activities of discontinued operations	(526.6)	164.0
Net cash (used in) provided by financing activities	(2,074.5)	857.1
Effect of exchange rate changes on cash and cash equivalents	(46.2)	4.7
Net increase in cash and cash equivalents	250.1	952.1
Less net (decrease) increase in cash and cash equivalents from discontinued operations	(6.6)	1.2
Increase in cash and cash equivalents from continuing operations	256.7	950.9
Cash and cash equivalents, beginning of period	1,266.1	315.2
Cash and cash equivalents, end of period	$1,522.8	$1,266.1

Supplemental disclosures of cash flow information:
Interest paid	$86.2	$54.7
Income taxes paid, net of refunds	64.7	46.5
Non-cash investing activities:
Acquisition of capital equipment included in accounts payable	18.6	10.3

(a) Net of government grants of $2.2 million and $9.4 million for the year ended December 31, 2013 and 2012, respectively.

Appendix Table A-1: Reconciliation of Income (Loss) from Continuing Operations before Taxes to Adjusted EBITDA by Segment

		Surface	Corporate and	Discontinued
($ in millions)	Lithium	Treatment	other	Operations	Consolidated
Three months ended December 31, 2013

Income (loss) from continuing operations before taxes	$27.3	$30.8	$(54.1)	$—	$4.0
Interest (income) expense, net	(0.3)	3.0	11.7	—	14.4
Depreciation and amortization	11.5	8.0	6.0	—	25.5
Restructuring and other severance costs	2.4	1.6	0.3	—	4.3
Systems/organization establishment expenses	0.4	0.2	0.1	—	0.7
Acquisition and disposal costs	—	1.3	1.9	—	3.2
Asset write-downs and other	0.1	—	—	—	0.1
Foreign exchange loss on financing activities, net	1.4	1.2	22.8	—	25.4
Other	—	0.3	0.3	—	0.6
Adjusted EBITDA from continuing operations	42.8	46.4	(11.0)	—	78.2
Discontinued operations	—	—	—	26.0	26.0
Total Adjusted EBITDA	$42.8	$46.4	$(11.0)	$26.0	$104.2

		Surface	Corporate and	Discontinued
($ in millions)	Lithium	Treatment	other	Operations	Consolidated
Three months ended December 31, 2012

Income (loss) from continuing operations before taxes	$14.2	$22.1	$(20.8)	$—	$15.5
Interest expense, net	0.7	3.8	18.8	—	23.3
Depreciation and amortization	11.6	8.3	3.3	—	23.2
Restructuring and other severance costs	12.7	3.6	1.1	—	17.4
Systems/organization establishment expenses	0.2	0.8	—	—	1.0
Acquisition and disposal costs	—	0.1	(4.1)	—	(4.0)
Loss on early extinguishment/modification of debt	0.4	—	1.9	—	2.3
Asset write-downs and other	0.1	—	—	—	0.1
Foreign exchange loss (gain) on financing activities, net	4.2	(0.1)	(1.7)	—	2.4
Other	(0.1)	—	(0.4)	—	(0.5)
Adjusted EBITDA from continuing operations	44.0	38.6	(1.9)	—	80.7
Discontinued operations	—	—	—	60.5	60.5
Total Adjusted EBITDA	$44.0	$38.6	$(1.9)	$60.5	$141.2

		Surface	Corporate and	Discontinued
($ in millions)	Lithium	Treatment	other	Operations	Consolidated
Year ended December 31, 2013

Income (loss) from continuing operations before taxes	$114.5	$131.6	$(200.7)	$—	$45.4
Interest expense, net	1.6	11.8	68.9	—	82.3
Depreciation and amortization	46.0	31.4	16.1	—	93.5
Restructuring and other severance costs	8.2	6.0	3.3	—	17.5
Systems/organization establishment expenses	1.1	1.0	0.1	—	2.2
Acquisition and disposal costs	0.1	2.8	6.0	—	8.9
Loss on early extinguishment/modification of debt	2.2	3.1	10.2	—	15.5
Asset write-downs and other	4.0	0.1	—	—	4.1
Gain on previously held equity interest	—	(16.0)	—	—	(16.0)
Foreign exchange loss on financing activities, net	4.1	1.2	61.8	—	67.1
Other	—	1.3	1.5	—	2.8
Adjusted EBITDA from continuing operations	181.8	174.3	(32.8)	—	323.3
Discontinued operations	—	—	—	270.3	270.3
Total Adjusted EBITDA	$181.8	$174.3	$(32.8)	$270.3	$593.6

		Surface	Corporate and	Discontinued
($ in millions)	Lithium	Treatment	other	Operations	Consolidated
Year ended December 31, 2012

Income (loss) from continuing operations before taxes	$98.8	$91.6	$(82.3)	$—	$108.1
Interest expense, net	3.3	15.6	45.6	—	64.5
Depreciation and amortization	44.2	31.9	13.2	—	89.3
Restructuring and other severance costs	26.1	8.0	1.2	—	35.3
Systems/organization establishment expenses	0.6	1.4	—	—	2.0
Acquisition and disposal costs	—	0.2	(2.3)	—	(2.1)
Loss on early extinguishment/modification of debt	2.6	3.0	6.4	—	12.0
Asset write-downs and other	0.1	0.2	—	—	0.3
Foreign exchange loss on financing activities, net	6.2	3.0	1.1	—	10.3
Other	—	0.3	1.1	—	1.4
Adjusted EBITDA from continuing operations	181.9	155.2	(16.0)	—	321.1
Discontinued operations	—	—	—	453.2	453.2
Total Adjusted EBITDA	$181.9	$155.2	$(16.0)	$453.2	$774.3

Appendix Table A-2: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Three Months Ended		Three Months Ended
	December 31, 2013		December 31, 2012
($ in millions, except per share amounts; shares in thousands)	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported - Continuing Operations	$14.8	$0.20	$28.3	$0.35

Adjustments from continuing operations:
Foreign exchange loss on financing activities, net	16.7	0.22	1.5	0.02
Restructuring and other severance costs	5.1	0.07	17.6	0.22
Acquisition and disposal costs	1.9	0.03	(4.9)	(0.06)
Loss on early extinguishment/modification of debt	—	—	2.1	0.03
Federal benefit on net operating loss	—	—	(9.3)	(0.12)
Valuation allowance reversal	—	—	(2.5)	(0.03)
Systems/organization establishment expenses	—	—	1.0	0.01
Impact of tax related items	0.3	—	1.9	0.02
Other	0.7	0.01	(0.1)	—
Net charges from continuing operations	24.7	0.33	7.3	0.09

As adjusted - Continuing Operations (a)	$39.5	$0.53	$35.6	$0.44

As reported - Discontinued Operations	$485.0	$6.49	$(7.3)	$(0.09)

Adjustments from discontinued operations:
Gain on sale of discontinued operations	(506.7)	(6.78)	—	—
Estimated loss on sale of TiO2 Pigments and Other businesses	45.3	0.61	—	—
Acquisition and disposal costs	5.2	0.07	1.4	0.02
Impact of tax related items	(2.2)	(0.03)	2.7	0.03
Restructuring and other severance costs	0.3	—	3.4	0.04
Acquisition method inventory charges	—	—	1.4	0.02
Other	0.4	—	0.6	0.01
Net (benefits) charges from discontinued operations	(457.7)	(6.13)	9.5	0.12

As adjusted - Discontinued Operations (b)	$27.3	$0.36	$2.2	$0.03

As adjusted - Total (a + b)	$66.8	$0.89	$37.8	$0.47

Weighted average number of diluted shares outstanding		74,758		80,073

The tax effects of the adjustments are benefits of $23.4 million and $11.5 million for the three months ended December 31, 2013 and

2012, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.

Appendix Table A-3: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012
($ in millions, except per share amounts; shares in thousands)	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported - Continuing Operations	$55.4	$0.72	$232.9	$2.91

Adjustments from continuing operations:
Foreign exchange loss on financing activities, net	44.8	0.58	8.5	0.11
Gain on previously held equity interest	(16.0)	(0.21)	—	—
Restructuring and other severance costs	14.9	0.19	33.9	0.43
Loss on early extinguishment/modification of debt	10.4	0.13	10.0	0.13
Acquisition and disposal costs	6.0	0.08	(3.0)	(0.04)
Asset write-downs and other	2.7	0.03	—	—
Impact of tax related items	1.4	0.02	4.8	0.06
Systems/organization establishment expenses	1.4	0.02	1.8	0.02
Federal benefit on net operating loss	—	—	(9.3)	(0.12)
Valuation allowance reversal	—	—	(141.5)	(1.77)
Other	1.8	0.03	1.2	0.01
Net charges (benefits) from continuing operations	67.4	0.87	(93.6)	(1.17)

As adjusted - Continuing Operations (a)	$122.8	$1.59	$139.3	$1.74

As reported - Discontinued Operations	$1,604.5	$20.73	$146.3	$1.83

Adjustments from discontinued operations:
Gain on sale of discontinued operations	(1,670.5)	(21.59)	—	—
Estimated loss on sale of TiO2 and Other Businesses	98.0	1.27
Acquisition and disposal costs	52.3	0.68	2.3	0.02
Loss on early extinguishment/modification of debt	11.9	0.15	1.2	0.02
Restructuring and other severance costs	3.0	0.04	10.0	0.13
Foreign exchange loss on financing activities, net	0.7	0.01	(0.5)	(0.01)
Impact of tax related items	0.6	0.01	2.7	0.03
Mark-to-market swap loss	(0.3)	—	1.0	0.01
Systems/organization establishment expenses	0.5	—	0.9	0.01
Acquisition method inventory charges	—	—	1.4	0.02
Other	0.5	—	2.1	0.04
Net (benefits) charges from discontinued operations	(1,503.3)	(19.43)	21.1	0.27

As adjusted - Discontinued Operations (b)	$101.2	$1.30	$167.4	$2.10

As adjusted - Total (a + b)	$224.0	$2.89	$306.7	$3.84

Weighted average number of diluted shares outstanding		77,390		79,943

The tax effects of the adjustments are benefits of $58.9 million and $158.2 million for the year ended December 31, 2013 and 2012, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.

Appendix Table A-4: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Three months ended December 31, 2013
($ in millions, except per share amounts)	Income from cont. ops. before taxes	Income tax (benefit) provision	Income from cont. ops.	Effective tax rate	Income/ Gain from discontinued operations, net of tax	Net income	Diluted EPS (a)
As reported	$4.0	$(10.8)	$14.8	-270.0%	$485.0	$499.8	$6.69
Adjustments from discontinued operations:
Gain on sale of discontinued operations					(506.7)	(506.7)	(6.78)
Estimated loss on sale of TiO2 Pigments and Other businesses					45.3	45.3	0.61
Acquisition and disposal costs					5.2	5.2	0.07
Impact of tax related items					(2.2)	(2.2)	(0.03)
Restructuring and other severance costs					0.3	0.3	—
Other					0.4	0.4	—
Adjustments from continuing operations:
Foreign exchange loss on financing activities, net	25.4	8.7	16.7			16.7	0.22
Restructuring and other severance costs	7.4	2.3	5.1			5.1	0.07
Acquisition and disposal costs	3.2	1.3	1.9			1.9	0.03
Impact of tax related items	—	(0.3)	0.3			0.3	—
Other	1.3	0.6	0.7			0.7	0.01
As adjusted	$41.3	$1.8	$39.5	4.4%	$27.3	$66.8	$0.89

(a) Calculated using weighted average diluted shares outstanding of 74,758.

	Year ended December 31, 2013
($ in millions, except per share amounts)	Income from cont. ops. before taxes	Income tax (benefit) provision	Income from cont. ops.	Effective tax rate	Income/ Gain from discontinued operations, net of tax	Net income	Diluted EPS (a)
As reported	$45.4	$(10.0)	$55.4	-22.0%	$1,604.5	$1,659.9	$21.45
Adjustments from discontinued operations:
Gain on sale of discontinued operations					(1,670.5)	(1,670.5)	(21.59)
Estimated loss on sale of TiO2 Pigments and Other businesses					98.0	98.0	1.27
Acquisition and disposal costs					52.3	52.3	0.68
Loss on early extinguishment/modification of debt					11.9	11.9	0.15
Restructuring and other severance costs					3.0	3.0	0.04
Foreign exchange loss on financing activities, net					0.7	0.7	0.01
Impact of tax related items					0.6	0.6	0.01
Systems/organization establishment expenses					0.5	0.5	—
Mark-to-market swap loss					(0.3)	(0.3)	—
Other					0.5	0.5	—
Adjustments from continuing operations:
Foreign exchange loss on financing activities, net	67.1	22.3	44.8			44.8	0.58
Gain on previously held equity interest	(16.0)	—	(16.0)			(16.0)	(0.21)
Restructuring and other severance costs	21.9	7.0	14.9			14.9	0.19
Loss on early extinguishment/modification of debt	15.5	5.1	10.4			10.4	0.13
Acquisition and disposal costs	8.9	2.9	6.0			6.0	0.08
Asset write-downs and other	4.1	1.4	2.7			2.7	0.03
Impact of tax related items	—	(1.4)	1.4			1.4	0.02
Systems/organization establishment expenses	2.2	0.8	1.4			1.4	0.02
Other	2.7	0.9	1.8			1.8	0.03
As adjusted	$151.8	$29.0	$122.8	19.1%	$101.2	$224.0	$2.89

(a) Calculated using weighted average diluted shares outstanding of 77,390.

Appendix Table A-5: Consolidated Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012
Net income attributable to Rockwood Holdings, Inc. shareholders	$499.8	$21.0	$1,659.9	$379.2
Net income (loss) attributable to noncontrolling interest	1.8	(7.4)	1.0	14.7
Net income	501.6	13.6	1,660.9	393.9
Income tax (benefit) provision	(10.8)	(12.8)	(10.0)	(124.8)
Loss (income) from discontinued operations, net of tax	19.9	14.7	65.0	(161.0)
Gain on sale of discontinued operations, net of tax (c)	(506.7)	—	(1,670.5)	—
Income from continuing operations before taxes	4.0	15.5	45.4	108.1
Interest expense, net	14.4	23.3	82.3	64.5
Depreciation and amortization	25.5	23.2	93.5	89.3
Restructuring and other severance costs	4.3	17.4	17.5	35.3
Systems/organization establishment expenses	0.7	1.0	2.2	2.0
Acquisition and disposal costs	3.2	(4.0)	8.9	(2.1)
Loss on early extinguishment/modification of debt	—	2.3	15.5	12.0
Asset write-downs and other	0.1	0.1	4.1	0.3
Gain on previously held equity interest	—	—	(16.0)	—
Foreign exchange loss on financing activities, net	25.4	2.4	67.1	10.3
Other	0.6	(0.5)	2.8	1.4
Adjusted EBITDA from continuing operations	78.2	80.7	323.3	321.1
Discontinued operations	26.0	60.5	270.3	453.2
Total Adjusted EBITDA	$104.2	$141.2	$593.6	$774.3

Appendix Table A-6: Reconciliation of Net Cash Provided by Operating Activities of Continuing Operations to Adjusted EBITDA

	Year ended
	December 31,
($ in millions)	2013	2012
Net cash provided by operating activities of continuing operations	$120.8	$149.0
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	49.6	43.2
Current portion of income tax provision	44.4	32.5
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	77.9	60.5
Restructuring and other severance costs	17.5	35.3
Systems/organization establishment expenses	2.2	2.0
Acquisition and disposal costs	8.9	(2.1)
Bad debt provision	(0.8)	(0.7)
Other	2.8	1.4
Total Adjusted EBITDA from continuing operations	323.3	321.1
Discontinued operations	270.3	453.2
Total Adjusted EBITDA	$593.6	$774.3

Appendix Table A-7: Capital Expenditures by Segment

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012
Lithium	$32.9	$25.8	$144.6	$98.3
Surface Treatment	9.4	4.8	23.5	33.6
Corporate and other	1.3	1.3	4.2	8.9
Capital expenditures, net	43.6	31.9	172.3	140.8

Appendix Table A-8: Segment Net Sales and Adjusted EBITDA

	Three Months Ended				Constant	Constant Currency Basis
	December 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Net Sales:
Lithium	$114.9	$119.1	$(4.2)	(3.5)%	$0.6	$(4.8)	(4.0)%
Surface Treatment	200.9	175.5	25.4	14.5	(0.5)	25.9	14.8
Corporate and other (b)	31.2	27.4	3.8	13.9	1.4	2.4	8.8
Net Sales	347.0	322.0	25.0	7.8	1.5	23.5	7.3
Discontinued operations	368.6	507.0	(138.4)	(27.3)	13.4	(151.8)	(29.9)
Net Sales (including discontinued operations)	$715.6	$829.0	$(113.4)	(13.7)%	$14.9	$(128.3)	(15.5)%

	Three Months Ended				Constant	Constant Currency Basis
	December 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Lithium	$42.8	$44.0	$(1.2)	(2.7)%	$0.9	$(2.1)	(4.8)%
Surface Treatment	46.4	38.6	7.8	20.2	0.1	7.7	19.9
Corporate and other (b)	(11.0)	(1.9)	(9.1)	(478.9)	—	(9.1)	(478.9)
Adjusted EBITDA from continuing operations	78.2	80.7	(2.5)	(3.1)	1.0	(3.5)	(4.3)
Discontinued operations	26.0	60.5	(34.5)	(57.0)	0.5	(35.0)	(57.9)
Total Adjusted EBITDA	$104.2	$141.2	$(37.0)	(26.2)%	$1.5	$(38.5)	(27.3)%

	Year Ended				Constant	Constant Currency Basis
	December 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Net Sales:
Lithium	$479.4	$474.4	$5.0	1.1%	$(0.7)	$5.7	1.2%
Surface Treatment	770.2	723.2	47.0	6.5	(1.4)	48.4	6.7
Corporate and other (b)	128.2	126.2	2.0	1.6	3.8	(1.8)	(1.4)
Net Sales	1,377.8	1,323.8	54.0	4.1	1.7	52.3	4.0
Discontinued operations	2,134.8	2,183.1	(48.3)	(2.2)	44.9	(93.2)	(4.3)
Net Sales (including discontinued operations)	$3,512.6	$3,506.9	$5.7	0.2%	$46.6	$(40.9)	(1.2)%

	Year Ended				Constant	Constant Currency Basis
	December 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Lithium	$181.8	$181.9	$(0.1)	(0.1)%	$2.6	$(2.7)	(1.5)%
Surface Treatment	174.3	155.2	19.1	12.3	0.3	18.8	12.1
Corporate and other (b)	(32.8)	(16.0)	(16.8)	(105.0)	0.2	(17.0)	(106.3)
Adjusted EBITDA from continuing operations	323.3	321.1	2.2	0.7	3.1	(0.9)	(0.3)
Discontinued operations	270.3	453.2	(182.9)	(40.4)	4.9	(187.8)	(41.4)
Total Adjusted EBITDA	$593.6	$774.3	$(180.7)	(23.3)%	$8.0	$(188.7)	(24.4)%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the three months ended December 31, 2013 and 2012, the average rate of exchange of the Euro to the U.S. dollar is $1.36 and $1.30, respectively, and for the year ended December 31, 2013 and 2012, the average rate of exchange of the Euro to the U.S. dollar is $1.33 and $1.29, respectively.

(b) Corporate and other includes the results of operations of the metal sulfides business and the wafer reclaim business, as well as the costs of operating the Company’s corporate offices.

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